                                                                     EXHIBIT 4.5
                       RESTATED SUPPLEMENTAL INDENTURE NO. 2

     Restated Supplemental Indenture No. 2 (the "Restated Supplemental Indenture"), dated as of June 30, 1998 (the "Effective Date"), between Gantos, Inc., a Michigan corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts trust company and successor to Fleet Bank N.A. (successor to Shawmut Bank Connecticut, National Association, a national banking association) (the "Trustee").

                                       RECITALS

     The Company and the Trustee are the parties to the Indenture, dated as of April 1, 1995 between Company and Trustee, as successor trustee, as amended by Supplemental Indenture No. 1, dated as of December 15, 1997 ("Supplemental Indenture No. 1" and, together with the initial Indenture, the "Indenture").

     NOW, THEREFORE, THIS RESTATED SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises, it is mutually agreed and consented, for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used in this Restated Supplemental Indenture No. 2 and not defined in this Restated Supplemental Indenture No. 2 have the meanings given them in the Indenture.

     2. ELIMINATION OF COVENANTS. Effective on the Effective Date, Sections 6.12(a), (c), (d) and (f) and Section 6.16 of the Indenture are eliminated from, and shall not apply to, the Indenture or the Notes.

     3. ELIMINATION OF DEFINITIONS. Effective on the Effective Date, the definitions of the following terms are eliminated from Section 1.01 of the Indenture and shall not apply to the Indenture or the Notes:

          "Adjusted Interest Expense";
          "Alternative Payment";
          "Availability";
          "Capital Expenditures";
          "Capitalized Lease Obligation";
          "Cases";
          "Disclosure Statement";
          "EBITDA";
          "Fiscal Period";
          "Interest Coverage Ratio";
          "Interest Expense"; and

          "Trigger Date".

     4. AMENDMENT TO DEFINITION OF FREE CASH FLOW. Effective on the Effective Date, the definition of "Free Cash Flow" in Section 1.01 of the Indenture is amended and restated to read as follows:

          "The term "Free Cash Flow" means, for any year (i) Net Income, PLUS (ii) the sum of amortization expense and depreciation expense, MINUS (iii) actual principal payments (including sinking fund payments) and voluntary principal payments, but not Excess Cash Flow payments, made with respect to indebtedness for borrowed money (which does not include the Revolving Credit Agreement or Replacement Credit Agreement), PLUS OR MINUS (iv) extraordinary cash items (provided that such items are not taken into account in determining Net Income)."

     5.   INTENTIONALLY DELETED

     6. ELIMINATION OF ELECTION TO APPLY REVISIONS TO REVOLVING CREDIT AGREEMENT COVENANTS. Effective on the Effective Date, Section 5 of Supplemental Indenture No. 1 is eliminated from, and shall not apply to, the Indenture or the Notes.

     7.   AMENDMENT TO REDEMPTION PROVISIONS.  Effective on the Effective Date,
Section 3.01(c) of the Indenture is amended and restated to read as follows:

          "(c) The Notes shall be subject to special mandatory redemption at the Redemption Price on the next succeeding Interest Payment Date after which notice can be given following payment of an Excess Cash Flow payment (made pursuant to Section 6.12(e) hereof) in an amount for each Series of Notes equal to its Pro-Rata share of the Excess Cash Flow payment. The amount of any redemptions made pursuant to this subsection 3.01(c) shall decrease the aggregate amount of sinking fund redemptions in the reverse order of the dates upon which such sinking fund payments are to be made."

     8. ELIMINATION OF SPECIAL MANDATORY REDEMPTION RIGHTS FOR SALES OF EQUITY SECURITIES. Effective on the Effective Date, Section 3.01(f) of the Indenture is deleted from the Indenture and shall no longer apply to the Indenture or the Notes.

     9. AMENDMENT TO MAINTENANCE OF PROPERTIES; COMPLIANCE WITH LAWS PROVISIONS. Effective on the Effective Date, Section 6.05, line 6 of the Indenture is amended by the insertion of the parenthetical, "(I.E., the sale of women's clothing)", following the phrase "maintain and operate the same general businesses which it is presently conducting" and before the semi-colon.

     10. WAIVER OF NET WORTH COVENANT. Effective for the second fiscal quarter of fiscal 1998, Section 6.12(b) of the Indenture is amended to read as follows:

          "(b) MINIMUM NET WORTH. Not permit the Net Worth of the Company and its Subsidiaries, on a Consolidated basis, at the end of any fiscal quarter of the Company specified below to be less than the respective amounts set forth below:

          Period                                   Minimum
          Second Fiscal Quarter - 1998
           Through Third Fiscal Quarter - 2000    $4,500,000
          Fourth Fiscal Quarter - 2000 and
           Thereafter                             $6,000,000."

     11. AMENDMENT TO COVENANTS REGARDING THE POLICY SECTION. Effective on the Effective Date, the first two lines of Section 6.13 of the Indenture beginning "The Company will," and ending "of the Company," are amended to read as follows:

          "The Company will, for so long as L. Douglas Gantos ("Mr. Gantos") remains an officer, director or consultant of the Company,"

     12. WAIVER OF RESTRICTION REGARDING FUTURE DEBT OBLIGATIONS. Effective on the Effective Date, Sections 6.14(b) and (c) are deleted from the Indenture and shall no longer apply to the Indenture or the Notes. Moreover, effective on the Effective Date, Section 6.14(a) of the Indenture is amended to read as follows:

          "(a) Notwithstanding anything herein to the contrary, the Company and its Subsidiaries may issue Senior Debt Obligations only if the Company has fulfilled the obligations of Section 3.06 regarding purchases of the Notes. Notwithstanding the preceding sentence or anything herein to the contrary, and without compliance with Section 3.06, the Company and its Subsidiaries may (i) issue debt that is secured by any assets of the Company, provided that the Company's and its Subsidiaries' aggregate secured debt, including pursuant to the Revolving Credit Agreement, any Replacement Credit Agreement and any other secured debt, shall not exceed $40,000,000 in principal amount or
     (ii) issue Senior Debt Obligations, provided that the aggregate amount of the Company's and its Subsidiaries' secured debt and Senior Debt Obligations may not exceed $40,000,000 in principal amount. Notwithstanding the foregoing, in the event that the Company's debt under the Foothill Facility (as hereinafter defined) exceeds $40,000,000 but is less than $42,000,000, the Company shall not be deemed to be in breach of this Section 6.14(a) and such debt shall not constitute Senior Debt Obligations."

     13.  AMENDMENT TO ADDITIONAL COVENANTS.

          (a) Effective on the Effective Date, Section 6.15(c), line 7 of the Indenture is amended by the insertion of the phrase "or any substantially similar provision of a Replacement Credit Agreement" following the phrase "Section 7.06 of the Revolving

     Credit Agreement" and before the semi-colon. Further, effective on the Effective Date, Sections 6.15(d) and 6.15(e)(i) of the Indenture are deleted in their entireties.

          (b) Effective as of the Effective Date, Section 6.15(e)(ii), line 1 of the Indenture, is amended by the insertion of the phrase "or acquire" following the phrase "The Company may form."

          (c) Effective on the Effective Date, Section 6.15(g) of the Indenture is amended and restated to read as follows:

               "The Company shall not alter the nature of its business (I.E., the sale of women's clothing) as operated on the date of this Indenture in any material respect."

          (d) Effective on the Effective Date, Section 6.15(h) of the Indenture is amended by the insertion of the phrase "Subject to Article XI," at the beginning of the section and the insertion of the phrase "or any substantially similar provision of a Replacement Credit Agreement" at the end of the section prior to the period.

     14.  INTENTIONALLY OMITTED

     15. REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants (which representations and warranties shall survive the execution and delivery of this Restated Supplemental Indenture) as of the date hereof that:

          (a) All representations and warranties contained in the Indenture are true and correct in all material respects as of the date of this Restated Supplemental Indenture with the same force and effect as if made on such date (except to the extent that any such representation or warranty relates expressly to an earlier date).

          (b) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Restated Supplemental Indenture and has taken all necessary corporate action to authorize the execution, delivery and performance of this Restated Supplemental Indenture.

          (c) This Restated Supplemental Indenture has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Company, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equity principles.

          (d) No registration or filing with, consent or approval of, or other action by, any Federal, State or other governmental agency, authority or regulatory body is or will be required on behalf of the Company in connection with the execution, delivery, performance, validity or enforcement of this Restated Supplemental Indenture, other than any such registration or filing which has been made or any such consent, approval or other action which has been obtained and remains in full force and effect and other than the filing of Form 10-Q or a Form 10-K with the Securities and Exchange Commission.

          (e) The execution, delivery and performance of this Restated Supplemental Indenture by the Company will not violate any provision of the certificate or articles of incorporation or bylaws of the Company (before or immediately after the Effective Date) or any of its subsidiaries or any law, statute, rule or regulation, or any order or decree of any court or governmental instrumentality applicable to the Company or any of its subsidiaries, or, after the Effective Date, violate, result in the breach of or constitute a default under any indenture, agreement or other instrument to which the Company or any of its subsidiaries or any of their respective properties or assets are or may be bound.

          (f) After giving effect to this Restated Supplemental Indenture after the Effective Date, the Company is in compliance with all of the various covenants and agreements applicable to it set forth in the Indenture.

          (g) After giving effect to this Restated Supplemental Indenture after the Effective Date, no event has occurred and is continuing which constitutes or would constitute, with the giving of notice or the lapse of time or both, an Event of Default under the Indenture.

          (h) The Company has no defense to or setoff, counterclaim or claim against payment of the Notes or enforcement of the Indenture or the Notes based upon a fact or circumstance existing or occurring on or prior to the date of this Restated Supplemental Indenture.

     16. CONDITIONS PRECEDENT. Notwithstanding any term or provision of this Restated Supplemental Indenture to the contrary, no amendment set forth in this Restated Supplemental Indenture shall become effective until the Trustee shall have determined that each of the following conditions precedent shall have been satisfied, such determination to be conclusively evidenced by the Trustee's execution and delivery of this Restated Supplemental Indenture:

          (a) The Company shall have delivered to the Trustee a copy of the resolution of the Company, certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, that this Restated Supplemental Indenture has been authorized by the Company. The Company shall have also delivered to the Trustee a certification of an officer of the Company that all of the conditions precedent to the effectiveness of this

     Indenture Supplement shall have been met as of the date of such certificate and that the representations and warranties set forth in
     Section 15 of this Restated Supplemental Indenture are true as of the Effective Date.

          (b) The Trustee shall have received an Opinion of Counsel stating that the execution of this Restated Supplemental Indenture is authorized or permitted by the Indenture.

          (c) Counterparts of the separate letter agreements, dated the date of this Restated Supplemental Indenture, between the Company and holders representing a majority of the Outstanding Notes, pursuant to which each such holder has consented to the amendments contained in this Restated Supplemental Indenture, shall have been duly executed and delivered on behalf of the Company and each such holder, and such agreements shall be in full force and effect.

          (d) Counterparts of this Restated Supplemental Indenture shall have been duly executed and delivered on behalf of the Company and the Trustee.

          (e) The Company shall have obtained the consent of Fleet Bank, N.A. under the Revolving Credit Agreement to this Restated Supplemental Indenture.

     17. CONDITION SUBSEQUENT. In the event that the refinancing of the Company's current working capital facility with Fleet Bank, N.A. into a $40 million facility with Foothill Capital Corporation (the "Foothill Facility") is not consummated on or before November 30, 1998, no amendment set forth in this Restated Supplemental Indenture shall be effective and the terms of the Indenture shall be enforced without giving effect to the terms of this Restated Supplemental Indenture. Unless the Trustee is required to execute a subordination agreement which is not in form and substance acceptable to the Trustee as a condition to the consummation of the Foothill Facility, the Trustee hereby consents to the Company consummating the transactions contemplated by the Foothill Facility. Subject to the immediately preceding sentence, the Foothill Facility, once consummated, shall be deemed to be a Replacement Credit Facility for purposes of the Indenture.

     18. ADDITIONAL EVENT OF DEFAULT. It shall constitute an Event of Default under the Indenture if any of the representations and warranties of the Company under this Restated Supplemental Indenture shall prove to have been incorrect in any material respect when made.

     19. NO OTHER CHANGE. Except as modified by this Restated Supplemental Indenture, the Indenture shall continue in full force according to its terms and is hereby ratified. The Restated Supplemental Indenture supersedes in all respects the Supplemental Indenture No. 2, dated as of June 30, 1998, between the Company and the Trustee and the letter agreement, dated September 25, 1998, between the Company and the Trustee relating to such Supplemental Indenture No. 2.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

                         GANTOS, INC.


                         By: /s/ Arlene H. Stern
                             -------------------------------------
                              Its: President & CEO
                                   -------------------------------

Attest:

/s/ M.A. Clark
----------------------------
Name: M.A. Clark
      ----------------------
Title: Admin. Assistant
       ---------------------


                         STATE STREET BANK AND TRUST COMPANY


                         By: /s/ Robert C. Butzier
                             -------------------------------------
                              Its: Vice President
                                   -------------------------------

STATE OF           )
                   )  ss.:
COUNTY OF          )

          Before me, a Notary Public, in and for said State and County, duly commissioned and qualified, personally appeared ___________________________, with whom I am personally acquainted and who, upon oath, acknowledged him/herself to be the ______________________________ of Gantos, Inc., and
that as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by him/herself as such officer.

          IN WITNESS WHEREOF, I have hereunto set my hand on this ________ day of ________________, 199__.


                                   ----------------------------------------
                                   Notary Public

My Commission Expires:



STATE OF MASSACHUSETTS   )
                         )  ss.: BOSTON
COUNTY OF SUFFOLK        )

          Before me, a Notary Public, in and for said State and County, duly commissioned and qualified, personally appeared ROBERT C. BUTZIER, with whom I am personally acquainted and who, upon oath, acknowledged him/herself to be the VICE PRESIDENT of State Street Bank and Trust Co., and that such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by him/herself as such officer.

          IN WITNESS WHEREOF, I have hereunto set my hand on this 13th day of November, 1998.

                                   /s/ Laura L. Morse
                                   -----------------------------------------
                                   Notary Public

My Commission Expires:                         Laura L. Morse
[SEAL]                                          Notary Public
                                   My Commission Expires Jule 12, 2002

                           ELLIOTT ASSOCIATES, L.P.
                              712 FIFTH AVENUE
                           NEW YORK, NEW YORK  10019


As of June 30, 1998

Gantos, Inc.
1266 East Main Street, 5th Floor
Stamford, Connecticut  06902

State Street Bank and Trust Company
225 Asylum Street, 23rd Floor
Hartford, Connecticut  06103

Ladies and Gentlemen:

     This letter hereby confirms the consent of the undersigned, in accordance with Section 10.02 of the Indenture, dated as of April 1, 1995 between Company and Trustee, as successor trustee, as amended by Supplemental Indenture No. 1, dated as of December 15, 1997 ("Supplemental Indenture No. 1" and, together with the Indenture, the "Indenture"), to the terms of Restated Supplemental Indenture No. 2, dated as of the date hereof ("Restated Supplemental Indenture No. 2").

     The Company hereby reprices the warrants previously issued to the undersigned to reflect an exercise price of $0.75 per Gantos Common Share, and, prior to November 6, 1998, shall deliver to the undersigned amended warrants reflecting such change. All other terms of the warrants shall remain the same. The Company shall register the Gantos Common Shares underlying the warrants previously issued to the undersigned on or prior to January 15, 1999. The Company shall use its best efforts to keep the registration statement registering such Gantos Common Shares (the "Registration Statement") continuously effective until the earlier of (x) the date when all shares covered by the Registration Statement have been sold or (y) the date the warrants cease to be exercisable. The Company shall use its best efforts to list the Gantos Common Shares underlying the warrants on any national securities exchange or Nasdaq market, if any, on which the Gantos Common Shares are then listed or quoted. The Company shall use its best efforts to register or qualify, no later than the effective date of the Registration Statement under the Securities Act of 1933, all shares covered by the Registration Statement under the blue sky laws of such jurisdictions as any holder of the warrants shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such holder to consummate the disposition of the shares owned by such holder in such jurisdictions, provided that the Company will not be required to register or qualify any shares in any jurisdiction where such registration or qualification would (i) require it to qualify generally to do business in such jurisdiction, (ii) subject it to taxation in such jurisdiction,
(iii) require it to consent to service of process in any such jurisdiction, provided it has not already so consented, or (iv) require it to amend the terms of the warrants or of any other class of the Company's securities. In the event that there is an event which causes the undersigned not to have the full benefit of its registration rights (including, without limitation, if the Company does not timely file the Registration Statement or respond to comments from the Securities and Exchange Commission, unless such failure is the result of the undersigned's actions or inactions), the Company shall pay the undersigned the sum of $15,000 in cash for each 30 day period during which the undersigned does not have the full benefit of its registration rights. The Company shall in good faith negotiate the terms of a Registration Rights Agreement incorporating the foregoing terms with the undersigned.

     In addition, as additional consideration for postponing the July 1, 1998 payment of principal under the Notes, the Company shall pay the legal fees and expenses of Kleinberg, Kaplan, Wolff & Cohen, P.C. on behalf of the undersigned incurred in connection with (i) the negotiation of Restated Supplemental Indenture No. 2 and this letter, (ii) any waivers or agreements with the Company related thereto, (iii) any related due diligence, (iv) the preparation and negotiation of the terms of the Registration Rights Agreement referenced above and (v) the negotiation of the terms of the subordination agreement referenced in Restated Supplemental Indenture No. 2.

     The undersigned shall, at its request, be provided with true and accurate copies (or then-current drafts) of the documents evidencing the Foothill Facility and such other documents relating to the Foothill Facility or the Company as the undersigned may reasonably request from the Company.

     This letter shall supersede the letter dated as of June 30, 1998 by and among the parties hereto with respect to Supplemental Indenture No. 2, dated as of the date hereof, between the Company and Trustee.

     If this letter is acceptable, please so indicate by countersigning this letter in the places indicated.

                         ELLIOTT ASSOCIATES, L.P.

                         By:  Braxton Associates, L.P., as general partner

                                 By:  Braxton Associates, Inc., as general
                                      partner


                                       By: /s/ Paul Singer
                                           -----------------------------------
                                           An Authorized Signator

Accepted:

GANTOS, INC.


By: /s/ Arlene H. Stern
    -------------------------------
     Its: President & CEO
          -------------------------

Accepted:

STATE STREET BANK AND TRUST COMPANY


By: /s/ Robert C. Butzier
    -------------------------------
     Its: Vice President
          -------------------------